Exhibit 99.1

Bay Banks of Virginia, Inc. Reports Fourth Quarter and Full year 2012 Earnings

Kilmarnock, VA – (PR Newswire), February 1, 2013. Bay Banks of Virginia, Inc. (the “Company”) (OTCQB: BAYK), holding company for Bank of Lancaster (the “Bank”) and Bay Trust Company, announced net income of $698 thousand for the year ended December 31, 2012, an increase of 99.3% compared to $350 thousand for the prior year. Corresponding basic earnings per share increased to $0.27 in 2012 from $0.13 in 2011. Net income for the fourth quarter of 2012 was $262.5 thousand, representing a 12.9% increase from net income of $232.5 thousand for the prior quarter and a 229.0% increase from net income of $79.8 thousand for the fourth quarter of 2011.

Highlights

•	Earnings per basic share was $0.10 for the fourth quarter

•	Total classified assets declined $3.4 million in the fourth quarter to $14.3 million

•	Nonperforming assets declined $1.3 million in the fourth quarter to $9.0 million

•	Other real estate owned (“OREO”) decreased $54 thousand in the fourth quarter to $3.2 million

•	Provision for loan losses totaled $572 thousand in the fourth quarter and $1.9 million for the year

•	The Bank’s total risk-based capital ratio was 14.08% and tier 1 leverage ratio was 9.00% at year-end

•	Net interest margin averaged 3.63% for the quarter and 3.60% for the year

Return on average equity improved to 2.45% for the year ended December 31, 2012 compared to 1.30% for the prior year. Return on average assets improved to 0.22% for 2012 compared to 0.11% for 2011.

Randal R. Greene, President and CEO of Bay Banks of Virginia noted “after successfully completing a private stock offering on December 31, 2012,

which raised $9.35 million, we are excited about the future of our Company. The success of the offering, which was oversubscribed, is because of our focus on core earnings. When non-recurring items are excluded, non-interest income has increased by $797 thousand and non-interest expense has declined by $453 thousand year over year. This is a $1.25 million improvement in earnings before taxes. The non-recurring items are securities gains of $958 thousand in 2012 and $336 thousand in 2011, losses on OREO of $536 thousand more than budget in 2012 and $435 thousand in 2011, an insurance recovery of $217 thousand in 2012 for the defalcation loss of $246 thousand in 2011, fraud investigation and related audit expense of $107 thousand in 2012, severance expense of $133 thousand in 2012, recruitment expense of $41 thousand in 2011, and consulting expense of $185 thousand in 2012 related to earnings enhancement projects.

“Along with the $958 thousand in gains on sales of securities, these core earnings improvements allowed us to absorb $1.9 million in loan loss provision expense and $736 thousand in losses on foreclosed properties, and still allow the Company to report $698 thousand in net income after taxes for 2012. The additional provision for loan loss expense covered $2.0 million in net charge-offs against the Allowance for Loan Losses, a result of addressing lingering problem loans. With a full year’s worth of our earnings enhancements in 2013, we expect continued improvements in earnings.”

The most notable of the earnings enhancements completed during 2012 include:

•	An early retirement offer and a reduction in force which was completed by January 31, 2012, and saved approximately $500 thousand.

•	Freezing of the pension plan as of December 31, 2012, which saved approximately $125 thousand in 2012.

•	Waiving a contribution to the Employee Stock Ownership Plan in 2012 which saved $75 thousand.

•	Renegotiation of the Bank’s core system vendor contract, effective August 1, 2012, which saved approximately $151 thousand in 2012

•	Addition of key personnel in the residential mortgage lending function who implemented process improvements which increased secondary market lending income by $472 thousand.

Net Interest Income and Non-Interest Income

Net interest income before provision for loan losses for the quarter ended December 31, 2012 remained at $2.6 million compared to both the prior quarter and the same quarter in 2011. Net interest income for the twelve months ended December 31, 2012 increased to $10.5 million compared to $10.3 million for the twelve months ended December 31, 2011. Declines in interest income continue to be offset by greater declines in interest expense. More recently, increased loan fee income is offsetting declines in interest income from the investment portfolio.

Non-interest income for the quarter ended December 31, 2012 decreased to $1.1 million compared to $1.4 million in the prior quarter. Gains on sales of securities declined by $455 thousand since no securities were sold in the fourth quarter, losses on other real estate owned increased by $171 thousand, but secondary market lending income increased by $132 thousand, and $217 thousand was recovered via insurance from the defalcation reported in 2011. Compared to the fourth quarter of 2011, non-interest income increased by $187 thousand, with a $204 thousand improvement in secondary market lending fees, the aforementioned $217 thousand recovery via insurance, but with a $205 thousand decline in gains on sales of securities and a $217 thousand increase in losses on OREO.

Non-interest income for the year ended December 31, 2012 was $4.5 million compared to $3.0 million for the year ended December 31, 2011. Gains on sales of securities increased by $622 thousand, secondary market lending fees increased by $472 thousand, the defalcation recovery contributed $217 thousand, Investment Advantage program revenue increased by $62 thousand, non-sufficient funds fees increased by $192 thousand, but losses on OREO increased by $301 thousand.

Non-Interest Expense Declined

For the quarter ended December 31, 2012, non-interest expense declined to $2.8 million compared to $3.0 million in the prior quarter and $3.4 million in the same quarter in 2011. The majority of these savings are related to the reduction in force and pension and ESOP savings noted above.

Loans, Deposits and Assets

As of December 31, 2012, gross loans totaled $238.8 million, a decrease of $1.8 million compared to September 30, 2012, but an increase of $2.1 million since December 31, 2011. The mix continues to reflect increases in commercial loans and declines in residential mortgages.

Non-performing assets totaled $9.0 million on December 31, 2012, which includes loans past due more than 90 days of $146 thousand, non-accruing loans of $5.7 million, and foreclosed real estate of $3.2 million. This represents 2.7% of total assets, down from $10.3 million, or 3.2% as of September 30, 2012, and up from $7.8 million, or 2.5% as of December 31, 2011.

Total deposits on December 31, 2012 totaled $275.2 million, an increase of $7.2 million compared to September 30, 2012, and an increase of $9.7 million since December 31, 2011. The mix continues to reflect declines in time deposits and increases in core deposits.

As of year-end 2012 compared to year-end 2011, stockholders’ equity increased to $36.8 million from $28.0 million, or 31.2%. The private stock offering contributed $8.7 million on December 31, 2012, net of offering-related expenses. Using some of these funds, the Company has made an additional investment in its banking subsidiary of $3.5 million, which brings the Bank’s tier 1 leverage ratio to 9.00%. The remainder of the capital raised is intended for organic growth and opportunistic-based acquisitions.

Bay Banks of Virginia, Inc. has total assets of $335 million with nine offices in the historic Northern Neck region, near the Chesapeake Bay, and offers consumers and businesses a wide mix of financial services. Investment services, including financial planning, securities brokerage and insurance products are offered through the Bank’s Investment Advantage program. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or send an email to inquiries@baybanks.com.

Caution About Forward-Looking Statements

This press release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.